UNITED STATES
               SECURITIES AND EXCHANGE COMMISSION
                     WASHINGTON, D.C.  20549

                            FORM 8-K
                         CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF
                              1934

Date of Report (Date of earliest         January 26, 2006
event reported)

                      HAROLD'S STORES, INC.
     (Exact name of registrant as specified in its charter)

     Oklahoma                 1-10892              73-1308796
  (State or other           (Commission           (IRS Employer
   jurisdiction            File Number)          Identification
 of incorporation)                                    No.)

           5919 Maple Avenue                        75235
             Dallas, Texas
(Address of principal executive offices)         (Zip Code)

Registrant's telephone number, including       (214) 366-0600
area code


 (Former name or former address, if changed since last report.)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General
Instruction A.2. below):

     q     Written communications pursuant to Rule 425 under  the
Securities Act (17 CFR 230.425)

     q     Soliciting material pursuant to Rule 14a-12 under  the
Exchange Act (17 CFR 240.14a-12)

     q    Pre-commencement communications pursuant to Rule 14d-2(b)
under the Exchange Act (17 CFR 240.14d-2(b))

     q    Pre-commencement communications pursuant to Rule 13e-4(c)
under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

     On January 26, 2006, Harold's Stores, Inc. (the "Company") announced that Rebecca Powell Casey resigned her position as
Executive Vice President - Director of Trend, Design and Technical Production, effective January 27, 2006. Ms. Casey is also a director of the Company, and she has not resigned her directorship.

     In connection with Ms. Casey's resignation, the Company and Ms. Casey entered into a severance agreement, pursuant to which the Company has agreed to pay Ms. Casey a lump sum severance payment of $500,000. In addition to this payment, the Company will also transfer to Ms. Casey an automobile and office equipment with an aggregate estimated fair market value of approximately $8,500. Finally, the Company has agreed that Ms. Casey and her current spouse and children will receive a lifetime discount of 50% off the original retail price of all Company merchandise purchased for personal use. The agreement contains a mutual release of claims, and Ms. Casey agreed to various confidentiality and non-disparagement covenants in favor of the Company.

     In connection with Ms. Casey's resignation, the Company retained Clark J. Hinkley, an existing director of the Company, as a consultant to advise the Company in areas of trend, design and technical production pending the hiring of a full-time employee by the Company. Mr. Hinkley previously served as the Company's Chief Executive Officer from February 2001 through February 2004. The Company will pay Mr. Hinkley a monthly fee of $17,500 while he serves in this capacity. The Company will also reimburse Mr. Hinkley for his travel expenses.

Item 9.01 Financial Statements and Exhibits.

     See the Index to Exhibits included with this Report for the exhibits filed as a part of this report.

                           SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                              HAROLD'S STORES, INC.

Date:  February 2, 2006       By:              /s/ Jodi L. Taylor
                                 Jodi L. Taylor, Chief Financial Officer

                        INDEX TO EXHIBITS

99.1  Press  release dated January 26, 2006, issued  by  Harold's
    Stores, Inc.